Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below) and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SANTARUS, INC.

at

$32.00 Net Per Share

Pursuant to the Offer to Purchase Dated December 3, 2013

by

WILLOW ACQUISITION SUB CORPORATION,

an indirect wholly owned subsidiary of

SALIX PHARMACEUTICALS, LTD.

Willow Acquisition Sub Corporation, a Delaware corporation (“Purchaser”) and an indirect wholly owned subsidiary of Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”), is offering to purchase all of the issued and outstanding shares of common stock, par value $0.0001 per share, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share (collectively, the “Shares”), of Santarus, Inc., a Delaware corporation (“Santarus”), at a purchase price of $32.00 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 3, 2013 (the “Offer to Purchase”) and in the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees, commissions or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares in street name through a broker, dealer, commercial bank, trust company or other nominee should consult with their nominee to determine whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 31, 2013, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 7, 2013 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), among Salix, Salix Pharmaceuticals, Inc., a California corporation and a wholly owned subsidiary of Salix, Purchaser and Santarus. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Purchaser will be merged with and into Santarus (the “Merger”), following which the separate existence of Purchaser will cease and Santarus will continue as an indirect wholly owned subsidiary of Salix. Because the Merger will be governed by Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), no stockholder vote will be required to consummate the Merger. At the effective time of the Merger, each Share then issued and outstanding (other than Shares held in the treasury of Santarus, Shares owned by Salix, Purchaser or any wholly owned subsidiary of Salix or Santarus and Shares that are held by any stockholders who are entitled to and who properly demand appraisal in connection with the Merger) will be canceled and converted automatically into the right to receive the Offer Price, without interest thereon and subject to any required withholding taxes. As a result of the Merger, the Shares will cease to be publicly traded and Santarus will become indirectly wholly owned by Salix. The Merger Agreement is more fully described in Section 11 of the Offer to Purchase.

The Offer is conditioned upon, among other things, (i) there being validly tendered (not including as tendered Shares tendered pursuant to guaranteed delivery procedures and not actually delivered prior to the Expiration Date) and not validly withdrawn immediately prior to the expiration of the Offer the number of Shares that, when added to the Shares then owned by Salix and its subsidiaries, would represent one share more than one half of the sum of (A) all Shares then outstanding and (B) all Shares that Santarus may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding warrants, options, benefit plans, obligations or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares (including all then outstanding Santarus stock options), regardless of the conversion or exercise price or other terms and conditions thereof (the “Minimum Condition”) and (ii) any waiting period (and any extension thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated, as well as other customary conditions described in Section 15 of the Offer to Purchase. The Offer is not subject to any financing condition.

THE BOARD OF DIRECTORS OF SANTARUS UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

After careful consideration, the board of directors of Santarus (the “Santarus Board”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of, Santarus’ stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby and (iii) resolved, subject to the terms of the non-solicitation obligations of the Merger Agreement, to recommend that Santarus’ stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer to Purchase, the Letter of Transmittal and Santarus’ Solicitation/Recommendation Statement on Schedule 14D-9 (which contains the recommendation of the Santarus Board and the reasons therefor) contain important information. Stockholders should carefully read these documents in their entirety before making a decision with respect to the Offer.

Salix and Purchaser expressly reserve the right to waive any of the conditions to the Offer, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, the Merger Agreement provides that, without the prior written consent of Santarus, Salix and Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares subject to or sought to be purchased in the Offer, (iii) impose additional conditions on the Offer or amend any conditions to the Offer, (iv) waive or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that is materially adverse to the holders of Shares or (vi) extend or otherwise change the Expiration Date except as otherwise required or permitted by the Merger Agreement.

The Merger Agreement provides that if on the then-effective Expiration Date, any of the conditions to the Offer have not been satisfied or waived, Purchaser must extend the offer for successive extension periods of not more than 10 business days each, or for such longer period as Salix, Purchaser and Santarus may agree, in order to permit the satisfaction of the conditions to the Offer. However, if the sole then-unsatisfied condition to the Offer is the Minimum Condition, the maximum aggregate number of days that Purchaser will so extend the Offer is 40 business days. Purchaser will not, without Santarus’ prior written consent, extend the Offer if all of the conditions to the Offer have been satisfied or waived. Purchaser also must extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) or its staff applicable to the Offer or necessary to resolve any comments of the SEC or its staff applicable to the Offer; provided that, in each case, Purchaser will not be required to, and without Santarus’ prior written consent Purchaser will not, extend the Offer beyond May 7, 2014. Purchaser also has the right to extend the Offer from time to time for, in each instance, successive extension periods of not more than 10 business days (but not to exceed 20 business days in the aggregate, unless Salix, Purchaser and Santarus agree otherwise) if, on the then-effective Expiration Date, the Marketing Period (as defined in Section 11 of the Offer to Purchase) has not been completed. The rights and obligations of Purchaser to extend the Offer are subject in all cases to the rights of Salix, Purchaser and Santarus to terminate the Merger Agreement pursuant to its terms.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date. Purchaser will pay for such Shares tendered pursuant to the Offer as soon as practicable after the Expiration Date. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders of record whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, retain tendered Shares on behalf of Salix and Purchaser, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights and as otherwise required by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under no circumstances will interest with respect to the Shares purchased pursuant to the Offer be paid, regardless of any extension of the Offer or any delay in making such payment.

No alternative, conditional or contingent tenders will be accepted. In all cases, Purchaser will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase; (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees or, in the case of a book-entry transfer of Shares, an Agent’s Message (as defined in the Offer to Purchase) in lieu of such Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after February 1, 2014, which is the 60th day from the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal to be proper and effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the name of the registered owner and the serial numbers shown on such Share Certificates must also be submitted to the Depositary. If you wish to withdraw Shares that were tendered by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct such person to arrange to withdraw the Shares. Withdrawals of tendered Shares may not be rescinded, and any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. Withdrawn Shares may, however, be re-tendered by following one of the procedures for tendering Shares described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion. However, stockholders may challenge Purchaser’s determinations in a court of competent jurisdiction.

Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. None of Salix, Purchaser, the Depositary, Georgeson Inc., the information agent for the Offer (the “Information Agent”) or any other person is or will be obligated to give notice of any defects or irregularities in tenders or in any notice of withdrawal and none of them will incur any liability for failure to give any such notice.

Santarus has provided Purchaser with Santarus’ stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on Santarus’ stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. For a more detailed description of certain United States federal income tax consequences of the Offer and the Merger, see Section 5 of the Offer to Purchase. Each holder of Shares should consult its tax advisor about the particular tax consequences to such holder of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Except as set forth in the Offer to Purchase, neither Salix nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

Georgeson Inc.

480 Washington Blvd., 26th Floor

Jersey City, NJ 07310

TOLL FREE: (800) 509-0976

December 3, 2013

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